EXHIBIT (A)(1)

                           TREDEGAR INDUSTRIES, INC.
                        OFFER TO PURCHASE FOR CASH UP TO
                1,250,000 SHARES OF ITS COMMON STOCK (INCLUDING
                THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT IN EXCESS OF $65.00
                         NOR LESS THAN $58.00 PER SHARE
  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 13, 1998, UNLESS THE OFFER IS EXTENDED.
     Tredegar Industries, Inc., a Virginia corporation (the "Company"), hereby invites its shareholders to tender shares of its Common Stock, no par value per share (the "Shares") (including the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the rights agreement, dated as of June 15, 1989, as amended (the "Rights Agreement"), between the Company and the Rights Agent named therein), at prices not in excess of $65.00 nor less than $58.00 per Share in cash, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (or similar materials distributed to participants in the Company's dividend reinvestment plan, employee savings plan or employee stock purchase plan), which together constitute the "Offer". Unless the Company redeems the Rights, a tender of Shares will constitute a tender of the associated Rights. Unless the context requires otherwise, all references herein to Shares shall include the associated Rights. The Company will determine the single per Share price, not in excess of $65.00 nor less than $58.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 1,250,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $65.00 nor less than $58.00 per Share). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All Shares acquired in the Offer will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than 1,250,000 Shares pursuant to the Offer. See Section 15.
     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS
SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.
     The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE"). On January 13, 1998, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $58.94. On January 15, 1998, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $64.00. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 8.
     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED UNANIMOUSLY THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.
                                   IMPORTANT
     Any shareholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee and any other required documents to American Stock Transfer & Trust Company (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry tender set forth in Section 3, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.
     TO PROPERLY TENDER SHARES, SHAREHOLDERS MUST COMPLETE THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.
     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                      THE DEALER MANAGER FOR THE OFFER IS:
                              SCHRODER & CO. INC.
             THE DATE OF THIS OFFER TO PURCHASE IS JANUARY 16, 1998


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     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON
BEHALF OF THE COMPANY OR THE DEALER MANAGER AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.
                               TABLE OF CONTENTS

     SECTION                                                                                                               PAGE
SUMMARY.................................................................................................................     S-1
INTRODUCTION............................................................................................................       1
THE OFFER...............................................................................................................       2
        1.         Number of Shares; Proration..........................................................................       2
        2.         Purpose of the Offer; Certain Effects of the Offer...................................................       4
        3.         Procedures for Tendering Shares......................................................................       4
        4.         Withdrawal Rights....................................................................................       7
        5.         Purchase of Shares and Payment of Purchase Price.....................................................       8
        6.         Conditional Tender of Shares.........................................................................       9
        7.         Certain Conditions of the Offer......................................................................       9
        8.         Price Range of Shares; Dividends.....................................................................      11
        9.         Source and Amount of Funds...........................................................................      11
       10.         Certain Information Concerning the Company...........................................................      12
       11.         Interest of Directors and Officers; Transactions and Arrangements Concerning Shares..................      19
       12.         Effects of the Offer on the Market for Shares; Registration under the Exchange Act...................      21
       13.         Certain Legal Matters; Regulatory Approvals..........................................................      21
       14.         Certain Federal Income Tax Consequences..............................................................      21
       15.         Extension of Offer; Termination; Amendment...........................................................      23
       16.         Fees and Expenses....................................................................................      24
       17.         Miscellaneous........................................................................................      24
SCHEDULE A         Certain Transactions Involving Shares................................................................     A-1

                                    SUMMARY
     THIS GENERAL SUMMARY IS SOLELY FOR THE CONVENIENCE OF THE COMPANY'S SHAREHOLDERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT AND MORE SPECIFIC DETAILS IN THIS OFFER TO PURCHASE.

PURCHASE PRICE................  The Company will select a single Purchase Price which will be not more than $65.00 nor less than $58.00 per Share. All Shares purchased by the Company will be purchased at the Purchase
                                Price even if tendered at or below the Purchase Price. Each shareholder desiring to tender
                                Shares must specify in the Letter of Transmittal the minimum price (not more than $65.00 nor less than $58.00 per Share) at which such shareholder is willing to have his or her Shares purchased by the Company.
NUMBER OF SHARES TO BE
  PURCHASED...................  1,250,000 Shares (or such lesser number of Shares as are properly tendered).
HOW TO TENDER SHARES..........  See Section 3. Call the Information Agent, the Dealer Manager or consult your broker for assistance.
BROKERAGE COMMISSIONS.........  None.
STOCK TRANSFER TAX............  None, if payment is made to the registered holder.
EXPIRATION AND PRORATION
  DATES.......................  Friday, February 13, 1998 at 12:00 Midnight, New York City time, unless extended by the
                                Company.
PAYMENT DATE..................  As soon as practicable after the termination of the Offer.
POSITION OF THE COMPANY AND
  ITS DIRECTORS...............  Neither the Company nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares.
WITHDRAWAL RIGHTS.............  Tendered Shares may be withdrawn at any time until 12:00 Midnight, New York City time, on
                                Friday, February 13, 1998, unless the Offer is extended by the Company, and, unless previously purchased, after 12:00 Midnight, New York City time, on Monday, March 16, 1998. See Section 3.
ODD LOTS......................  There will be no proration of Shares tendered by any shareholder owning beneficially less than
                                100 Shares as of January 15, 1998 who tenders all such Shares prior to the Proration Date and who checks the "Odd Lots" box in the Letter of Transmittal.
FURTHER DEVELOPMENTS REGARDING
  THE OFFER...................  Call the Information Agent or the Dealer Manager or consult your broker.

TO THE HOLDERS OF COMMON STOCK OF TREDEGAR INDUSTRIES, INC.:

                                  INTRODUCTION

     Tredegar Industries, Inc., a Virginia corporation (the "Company"), invites its shareholders to tender shares of its Common Stock, no par value per share (the "Shares"), at prices not in excess of $65.00 nor less than $58.00 per Share, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (or similar materials distributed to participants in the Company's dividend reinvestment plan, employee savings plan or employee stock purchase plan), which together constitute the "Offer". The Company will determine the single per Share price, not in excess of $65.00 nor less than $58.00 per share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 1,250,000 shares (or such lesser number of Shares as are properly tendered). All Shares acquired in the Offer will be acquired at the Purchase Price. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. Shares tendered at prices in excess of the Purchase Price and shares not purchased because of proration or conditional tender will be returned. The Company reserves the right, in its sole discretion, to purchase more than 1,250,000 Shares pursuant to the Offer. See Section 15.

     THIS OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

     Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 1,250,000 Shares are properly tendered at or below the Purchase Price and not withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in Section 1) who properly tender all their Shares at or below the Purchase Price and then on a PRO RATA basis from all other shareholders who properly tender at prices at or below the Purchase Price (and did not withdraw them prior to the expiration of the Offer). See Section 1. All stock certificates representing Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration or conditional tenders, will be returned at the Company's expense to the shareholders who tendered such Shares.

     The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. A tendering shareholder who holds securities with such shareholder's broker may be required by such broker to pay a service charge or other fee. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. The Company will pay all fees and expenses of Schroder & Co. Inc. (the "Dealer Manager"), American Stock Transfer & Trust Company (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     Shareholders who are participants in the Tredegar Industries, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan") may instruct American Stock Transfer & Trust Company, as administrator under the Dividend Reinvestment Plan, to tender part or all of the Shares attributed to such participant's account and in each case must specify the price or prices at which such Shares are to be tendered. See Section 3.

     The Savings Plan for the Employees of Tredegar Industries, Inc. (the "Savings Plan") holds Shares (approximately 10.9% of the outstanding Shares) in accounts for participants of the Savings Plan. Wachovia Bank, N.A. (the "Savings Plan

Trustee") serves as trustee for the Savings Plan. Under the terms of the Savings Plan, a participant may instruct the Savings Plan Trustee to tender all or part of certain Shares allocated to one or more of the participant's accounts and in such case must specify the price at which such Shares are to be tendered. See
Section 3. The special Odd Lot purchase rules described below do not apply to any Shares held in a Savings Plan account. See Section 1.

     The Tredegar Industries, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan") holds Shares in accounts for participants of the Stock Purchase Plan. American Stock Transfer & Trust Company (the "Stock Purchase Plan Custodian") serves as custodian for the Stock Purchase Plan. Under the terms of the Stock Purchase Plan, a participant may instruct the Stock Purchase Plan Custodian to tender all or part of certain Shares allocated to one or more of the participant's accounts and in such case must specify the price at which such Shares are to be tendered. See Section 3.

     As of January 13, 1998, the Company had issued and outstanding 12,388,495 Shares and had reserved 1,259,215 Shares for issuance upon exercise of outstanding stock options. The 1,250,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 10.1% of the outstanding Shares. The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "TG". On January 13, 1998, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $58.94. On January 15, 1998, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $64.00. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 8.

                                   THE OFFER

     1. NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 1,250,000 Shares or such lesser number of Shares as are properly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not in excess of $65.00 nor less than $58.00 net per Share in cash. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, February 13, 1998, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right to purchase more than 1,250,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 15. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as explained below. The proration period also expires on the Expiration Date.

     The Company will select the lowest Purchase Price that will allow it to buy 1,250,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $65.00 nor less than $58.00 per Share). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All Shares purchased in the Offer will be purchased at the Purchase Price.

     THE OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

     In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price, not in excess of $65.00 nor less than $58.00 per Share, at which they are willing to sell their Shares to the Company. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares tendered and the prices specified by tendering shareholders. The Company intends to select the lowest Purchase Price, not in excess of $65.00 nor less than $58.00 net per Share in cash, that will enable it to purchase 1,250,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration and conditional tender provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

     PRIORITY OF PURCHASERS. Upon the terms and subject to the conditions of the Offer, if more than 1,250,000 Shares have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the basis set forth below:

          (a) FIRST, all Shares properly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

             (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all Shares owned by such shareholder will not qualify for this preference); and

             (2) completes the box captioned "Odd Lots" on the Letter of
                 Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

          (b) SECOND, after purchase of all of the foregoing Shares, all Shares conditionally tendered in accordance with Section 6, for which the condition was satisfied, and all other Shares tendered properly and unconditionally at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a PRO RATA basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below; and

          (c) THIRD, if necessary, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6.

     ODD LOTS. For purposes of the Offer, the term "Odd Lots" shall mean all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn by any person (an "Odd Lot Holder") who owned, beneficially or of record, as of the close of business on January 15, 1998, an aggregate of fewer than 100 Shares (and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery). In order to qualify for this preference, an Odd Lot Holder must tender all such Shares in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder would not only avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such holder's Shares. Any shareholder wishing to tender all of such shareholder's Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

     The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tendered all Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right.

     The special Odd Lot purchase rules described above do not apply to any Shares held in a Savings Plan account.

     PRORATION. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares tendered by such shareholder to the total number of Shares tendered by all shareholders, other than Odd Lot Holders, at or below the Purchase Price, subject to the conditional tender provisions described in Section 6. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the odd lot procedure, the Company does not expect that it will be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately five NYSE trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     The Company is making the Offer because the Board of Directors believes that, given the Company's business, assets and prospects and the current market price of the Shares, the purchase of the Shares is an attractive use of the Company's funds. Projected future cash flows are expected to be adequate for normal operations and debt service.

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not in excess of $65.00 nor less than $58.00 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without the usual transaction costs associated with market sales. In addition, shareholders owning fewer than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd-lot discounts payable on a sale of their Shares in a NYSE transaction. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets, subject to increased risks arising from higher leverage resulting from the purchase of Shares by the Company, and subject to the Company's right to issue additional Shares and other equity securities in the future.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

     The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchase may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     Shares the Company acquires pursuant to the Offer will be restored to the status of authorized and unissued Shares and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for reissuance of the Shares repurchased pursuant to the Offer.

     3. PROCEDURES FOR TENDERING SHARES.

     PROPER TENDER OF SHARES. For Shares to be tendered properly pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $0.25) AT WHICH THEIR SHARES ARE BEING TENDERED. Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO PROPERLY TENDER

SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

     In addition, Odd Lot Holders who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required (i) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if Shares are tendered for the account of a firm or other entity that is a member in good standing of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guaranteed Program or the Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, or stock power guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares for purposes of the Offer at each Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL. In addition, the Internal Revenue Service (the "Service") may impose a penalty on a tendering shareholder who fails to provide a correct TIN. Certain shareholders (including, among others, all corporations and certain foreign shareholders) are not subject to backup withholding. Foreign shareholders (as defined below) may be required to submit Form W-8, certifying non-United States status, to avoid backup withholding. See Instructions 14 and 15 of the Letter of Transmittal. For a discussion of certain federal income tax consequences to tendering shareholders, see Section 14.

     WITHHOLDING FOR FOREIGN SHAREHOLDERS. Even if a foreign shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his agent unless the Depositary determines that an exemption from or a reduced rate of withholding is available pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business in the United States (as defined in applicable Treasury Regulations). For this purpose, a "foreign shareholder" is a beneficial owner of shares that is not a "U.S. Holder." A U.S. Holder is a beneficial owner that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any State, including the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income or (iv) a trust if a United States court is able to exercise primary supervision over administration of the trust and one or more United States fiduciaries have authority to control all substantial decisions of the trust. In order to obtain an exemption from or a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary a properly completed Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed Form 4224. The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (E.G., Form 1001 or Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets one of the three tests for sale treatment described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding. Foreign shareholders are urged to consult their tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and refund procedures.

     GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (a) such tender is made by or through an Eligible Institution;

     (b) the Depositary receives by hand, mail, telegram or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution; and

     (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

     If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at a Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the appropriate Book-Entry Transfer Facility, in each case without expense to such shareholder.

     DIVIDEND REINVESTMENT PLAN. A shareholder participating in the Dividend Reinvestment Plan who wishes to have American Stock Transfer & Trust Company, who administers the Dividend Reinvestment Plan, tender Shares held in such participant's account in the Dividend Reinvestment Plan should so indicate by completing the separate election form included with the memorandum furnished to such participants. THE PARTICIPANTS IN THE DIVIDEND REINVESTMENT PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF DIVIDEND REINVESTMENT PLAN SHARES, BUT MUST USE THE SEPARATE ELECTION FORM ENCLOSED WITH THE MEMORANDUM TO PARTICIPANTS IN THE TREDEGAR INDUSTRIES, INC. DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN. DIVIDEND REINVESTMENT PLAN PARTICIPANTS ARE URGED TO READ THE SEPARATE ELECTION FORM AND RELATED MATERIALS CAREFULLY. ANY DIVIDEND REINVESTMENT PLAN SHARES TENDERED BUT NOT PURCHASED WILL BE RETURNED TO THE PARTICIPANT'S DIVIDEND REINVESTMENT PLAN ACCOUNT.

     If a participant tenders all of his or her Dividend Reinvestment Plan Shares and all such Shares are purchased by the Company pursuant to the Offer, such tender will be deemed to be authorization and written notice to American Stock Transfer & Trust Company of termination of such shareholder's participation in the Dividend Reinvestment Plan.

     SAVINGS PLAN. Participants in the Savings Plan who wish to have the Savings Plan Trustee tender all or part of the Shares allocated to their accounts should so indicate by completing, executing and returning to the Savings Plan Trustee the election form included with the memorandum furnished to such participants. THE PARTICIPANTS IN THE SAVINGS PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF THE SAVINGS PLAN SHARES, BUT MUST USE THE SEPARATE ELECTION FORM ENCLOSED WITH THE MEMORANDUM TO PARTICIPANTS IN THE SAVINGS PLAN FOR THE EMPLOYEES OF TREDEGAR INDUSTRIES, INC. SAVINGS PLAN PARTICIPANTS ARE URGED TO READ THE SEPARATE ELECTION FORM AND RELATED MATERIALS CAREFULLY. ANY SAVINGS PLAN SHARES TENDERED BUT NOT PURCHASED WILL BE RETURNED TO THE PARTICIPANT'S SAVINGS PLAN ACCOUNT.

     STOCK PURCHASE PLAN. Participants in the Stock Purchase Plan who wish to have the Stock Purchase Plan Custodian tender all or part of the Shares allocated to their accounts should so indicate by completing, executing and returning to the Stock Purchase Plan Custodian the election form included with the memorandum furnished to such participants. THE PARTICIPANTS IN THE STOCK PURCHASE PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF THE STOCK PURCHASE PLAN SHARES, BUT MUST USE THE SEPARATE ELECTION FORM ENCLOSED WITH THE MEMORANDUM TO PARTICIPANTS IN THE TREDEGAR INDUSTRIES, INC. EMPLOYEE STOCK PURCHASE PLAN. STOCK PURCHASE PLAN PARTICIPANTS ARE URGED TO READ THE SEPARATE ELECTION FORM AND RELATED MATERIALS CAREFULLY. ANY STOCK PURCHASE PLAN SHARES TENDERED BUT NOT PURCHASED WILL BE RETURNED TO THE PARTICIPANT'S STOCK PURCHASE PLAN ACCOUNT.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

     TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of
(x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

     4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Monday, March 16, 1998.

     For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder, if different from that of the person who tendered such Shares, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding.

     Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Shares are properly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

     5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company (i) will determine the Purchase Price it will pay for the Shares properly tendered and not withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and (ii) will accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are tendered at or below the Purchase Price and not withdrawn (subject to the proration and conditional tender provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay a single per Share Purchase Price for 1,250,000 Shares (subject to increase or decrease as provided in Section 15) or such lesser number of Shares as are properly tendered at prices not in excess of $65.00 nor less than $58.00 per Share and not withdrawn as permitted in Section 4.

     The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five NYSE trading days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tender, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering shareholder at the Company's expense as promptly as practicable after the Expiration Date without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS

PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE
SECTION 3. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

     6. CONDITIONAL TENDER OF SHARES. Under certain circumstances set forth in
Section 1 above, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in Section 14, the number of Shares to be purchased from a particular shareholder might affect the tax consequences to such shareholder of such purchase and such shareholder's decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number, if any, must be purchased, and any shareholder wishing to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to calculate such minimum number of Shares and each shareholder is urged to consult his or her own tax advisor. If the effect of accepting tenders on a PRO RATA basis is to reduce the number of Shares to be purchased from any shareholder below the minimum number so specified, such tender will automatically be deemed withdrawn, except as provided in the next paragraph, and Shares tendered by such shareholder will be returned as soon as practicable after the Expiration Date.

     However, if so many conditional tenders would be deemed withdrawn that the total number of Shares to be purchased falls below 1,250,000 Shares, then to the extent feasible, the Company will select enough of such conditional tenders, which would otherwise have been deemed withdrawn, to purchase such desired number of Shares. In selecting among such conditional tenders, the Company will select by random lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased. Conditional tenders will be selected by lot only from shareholders who tender all of their Shares.

     A tender of shares is not a taxable transaction for a Savings Plan participant. Accordingly, Savings Plan participants may not make a conditional tender.

     IN THE EVENT OF PRORATION, ANY SHARES TENDERED PURSUANT TO A CONDITIONAL TENDER FOR WHICH THE MINIMUM REQUIREMENTS ARE NOT SATISFIED MAY NOT BE ACCEPTED AND THEREBY DEEMED WITHDRAWN.

     7. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after January 16, 1998 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's sole judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

     (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's sole judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10 percent measured from the close of business on January 15, 1998;

     (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Savings Plan or members of the Gottwald family (see Section 11), shall have acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding Shares, or any new group shall have been formed that beneficially owns more than five percent of the outstanding Shares; or

     (e) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's judgment, is or may be material to the Company or its subsidiaries.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding."

     8. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and traded on the NYSE. The following table sets forth, for the periods indicated, the high and low closing per Share sales prices on the NYSE Composite Tape as compiled from published financial sources and the cash dividends paid per Share in each such fiscal quarter:

FISCAL YEAR                                                                                        HIGH      LOW      DIVIDENDS
-----------------------------------------------------------------------------------------------   ------    ------    ---------
1996:
       1st Quarter.............................................................................    25.88     20.50        .06
       2nd Quarter.............................................................................    35.00     24.25        .06
       3rd Quarter.............................................................................    34.38     29.00        .06
       4th Quarter.............................................................................    45.38     34.25        .06
1997:
       1st Quarter.............................................................................    42.50     37.63        .08
       2nd Quarter.............................................................................    56.38     40.25        .08
       3rd Quarter.............................................................................    72.25     52.63        .08
       4th Quarter.............................................................................    73.94     63.19        .09
1998:
       1st Quarter (through January 15, 1998)..................................................    64.56     57.00        .09

     On January 13, 1998, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price on the NYSE Composite Tape was $58.94. On January 15, 1998, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per Share sales price on the NYSE Composite Tape was $64.00. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     9. SOURCE AND AMOUNT OF FUNDS. The Company intends to use available cash and cash equivalents to fund the Offer. If necessary, the Company will use available borrowings under its revolving credit facility to provide additional funds for the Offer. Assuming that the Company purchases 1,250,000 Shares pursuant to the Offer at a price of $65.00 per Share, the total amount required by the Company to purchase such Shares will be $81.25 million, exclusive of estimated fees and other expenses of $225,000.

     The Company has a revolving credit facility that permits it to borrow up to $275 million (no amounts borrowed at January 16, 1998) pursuant to an agreement dated as of July 9, 1997 among the Company and the banks named therein (including The Chase Manhattan Bank, as administrative agent, NationsBank, N.A., as documentation agent and Long-Term Credit Bank of Japan, Limited, as co-agent) and maturing on July 9, 2002. The facility provides for interest to be charged at a base rate (generally the London Interbank Offered Rate ("LIBOR")) plus a spread that is dependent on the Company's quarterly debt-to-total capitalization ratio. A facility fee is also charged under the agreement on the $275 million commitment amount. The spread and facility fees charged under the agreement at various debt-to-total capitalization levels are as follows:

                                                                                        (BASIS POINTS)
                                                                                       LIBOR    FACILITY
DEBT-TO-TOTAL CAPITALIZATION RATIO                                                     SPREAD     FEE
------------------------------------------------------------------------------------   -----    --------
Less than or equal to 35%...........................................................   16.50       8.50
Greater than 35% and less than or equal to 50%......................................   22.50      10.00
Greater than 50%....................................................................   30.00      15.00

     In addition, a utilization fee of five basis points is charged on the outstanding principal amount when more than $137.5 million is borrowed under the agreement.

     In the event that the Company does borrow under its revolving credit facility to fund a portion of the Offer, the Company does not have current plans or arrangements to repay such borrowings other than by cash generated from operating and investment activities.

     The Company's loan agreements contain restrictions, among others, on the minimum shareholders' equity required and the maximum debt-to-total capitalization ratio permitted (60%) (see note (d) of "Notes to Pro Forma Financial Information" below for the pro forma effects of the Offer on shareholders' equity in excess of the minimum required and borrowings permitted under the revolving credit facility at the 60% debt-to-total capitalization limitation).

     10. CERTAIN INFORMATION CONCERNING THE COMPANY.

GENERAL

     The Company was formed under the laws of the Commonwealth of Virginia as a wholly owned subsidiary of Ethyl Corporation ("Ethyl") on June 1, 1988. On July 10, 1989, Ethyl distributed all of the outstanding common stock of the Company to Ethyl's shareholders. Since July 10, 1989, the Company has been a publicly held operating company. The Company is engaged directly or through subsidiaries in the manufacture of plastics and aluminum extrusions and has interests in drug discovery and other technologies. Additional information concerning the Company is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997. See " -- Additional Information."

CERTAIN FINANCIAL INFORMATION

                              FINANCIAL HIGHLIGHTS

     The following financial highlights are a summary of selected items from the "Selected Historical and Pro Forma Financial Information" and should be read in conjunction with, and not as a substitute for, the more detailed "Selected Historical and Pro Forma Financial Information":

                                                                       FOURTH QUARTER          TWELVE MONTHS
                                                                     ENDED DECEMBER 31       ENDED DECEMBER 31
                                                                    --------------------    --------------------
                                                                      1997        1996        1997        1996
                                                                    --------    --------    --------    --------
                                                                      (IN THOUSANDS EXCEPT PER-SHARE AMOUNTS)
Net sales........................................................   $147,632    $126,408    $581,004    $523,551
Net income (a):
  Historical.....................................................     16,008       9,280      58,446      45,035
  Pro forma for the Offer at $65.00..............................     15,223       8,543      55,400      42,084
Diluted earnings per share (a):
  Historical.....................................................       1.20         .70        4.43        3.44
  Pro forma for the Offer at $65.00..............................       1.27         .71        4.62        3.47

     The significant improvement in operating results in 1997 was due primarily to higher volume and efficiencies in Film Products and Aluminum Extrusions, and contract research revenues supporting research and development programs at Molecumetics. In addition, improved 1997 net income reflected significant realized net gains from technology-related investments.
---------------

(a) Net income and diluted earnings per share, adjusted for unusual items and technology-related investment net gains affecting the comparability of operating results among periods and pro forma adjustments, are presented below (see notes (a) and (b) of "Notes to Pro Forma Financial Information"):

                                                                           FOURTH QUARTER          TWELVE MONTHS
                                                                         ENDED DECEMBER 31       ENDED DECEMBER 31
                                                                         ------------------     -------------------
                                                                          1997        1996       1997        1996
                                                                         -------     ------     -------     -------
                                                                          (IN THOUSANDS EXCEPT PER-SHARE AMOUNTS)
Net income as adjusted for unusual items and technology-related investment net gains:
  Historical..........................................................   $13,313     $9,280     $48,124     $35,187
  Pro forma for the Offer at $65.00...................................    12,528      8,543      45,078      32,236
Diluted earnings per share as adjusted for unusual items and technology-related investment net gains:
  Historical..........................................................      1.00        .70        3.65        2.69
  Pro forma for the Offer at $65.00...................................      1.04        .71        3.76        2.66

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     Set forth below is certain selected historical and pro forma consolidated financial information with respect to the Company. Historical financial information was excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and the financial results for the quarter and year ended December 31, 1997, included in the Company's recent quarterly report to shareholders. The historical information below is qualified in its entirety by reference to such reports and the information contained therein.

     The pro forma information on financial position assumes that the Company on that date used available cash and cash equivalents to purchase 1,250,000 Shares pursuant to the Offer at prices of $58.00 and $65.00. The pro forma information on the results of operations for the year and three months ended December 31, 1997, the three months ended December 31, 1996, and the nine months ended September 30, 1997, assumes that at the beginning of each period shown, the Company used available cash and cash equivalents to purchase 1,250,000 Shares pursuant to the Offer at prices of $58.00 and $65.00. The pro forma information on the results of operations for the year ended December 31, 1996, (i) assumes that at the beginning of the period the Company used available cash and cash equivalents and borrowed funds under its revolving credit facility to purchase 1,250,000 Shares pursuant to the Offer at prices of $58.00 and $65.00, and (ii) repaid assumed borrowings with cash generated during the period. Each period presented should be treated as a stand-alone period.

     The pro forma financial information of the Company is unaudited and does not purport to be indicative of the future results or the financial position of the Company or the net income and financial position that would actually have been attained had the pro forma transactions occurred on the dates or for the periods indicated. See note (b) of "Notes to Pro Forma Financial Information" for net income and diluted earnings per share adjusted for unusual items and technology-related investment net gains affecting the comparability of operating results among periods and pro forma adjustments.

                           TREDEGAR INDUSTRIES, INC.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

               (IN THOUSANDS EXCEPT PER-SHARE AMOUNTS AND RATIOS)

                                                    FOR THE THREE MONTHS ENDED                  FOR THE THREE MONTHS ENDED
                                                        DECEMBER 31, 1997                           DECEMBER 31, 1996
                                              --------------------------------------      --------------------------------------
                                                                   PRO FORMA                                   PRO FORMA
                                                           -------------------------                   -------------------------
                                                           $58.00/SH.     $65.00/SH.                   $58.00/SH.     $65.00/SH.
                                                            PURCHASE       PURCHASE                     PURCHASE       PURCHASE
                                              HISTORICAL     PRICE          PRICE         HISTORICAL     PRICE          PRICE
                                              --------     ----------     ----------      --------     ----------     ----------
RESULTS OF OPERATIONS:
Net sales..................................   $147,632      $ 147,632      $ 147,632      $126,408      $ 126,408      $ 126,408
Other income (expense), net (b)............      5,314          4,513(a)       4,417(a)        924            173(a)          82(a)
                                              --------     ----------     ----------      --------     ----------     ----------
                                               152,946        152,145        152,049       127,332        126,581        126,490
                                              --------     ----------     ----------      --------     ----------     ----------
Cost of goods sold.........................    114,288        114,288        114,288        99,714         99,714         99,714
Selling, general and administrative
  expenses.................................     10,107         10,107         10,107         8,891          8,891          8,891
Research and development expenses..........      3,503          3,503          3,503         3,546          3,546          3,546
Interest expense...........................        354            354            354           568            568            568
                                              --------     ----------     ----------      --------     ----------     ----------
                                               128,252        128,252        128,252       112,719        112,719        112,719
                                              --------     ----------     ----------      --------     ----------     ----------
Income before income taxes.................     24,694         23,893         23,797        14,613         13,862         13,771
Income taxes...............................      8,686          8,586(a)       8,574(a)      5,333          5,239(a)       5,228(a)
                                              --------     ----------     ----------      --------     ----------     ----------
Net income (b).............................   $ 16,008      $  15,307      $  15,223      $  9,280      $   8,623      $   8,543
                                              --------     ----------     ----------      --------     ----------     ----------
Basic earnings per share (b)...............   $   1.30      $    1.38      $    1.37      $    .76      $     .79      $     .78
                                              --------     ----------     ----------      --------     ----------     ----------
Diluted earnings per share (b).............   $   1.20      $    1.28      $    1.27      $    .70      $     .71      $     .71
                                              --------     ----------     ----------      --------     ----------     ----------
Shares used to compute:
  Basic earnings per share.................     12,338         11,088(a)      11,088(a)     12,227         10,977(a)      10,977(a)
  Diluted earnings per share...............     13,260         11,951(a)      11,993(a)     13,192         12,085(a)      12,116(a)
Ratio of earnings to fixed charges (c).....       30.1x          29.2x          29.1x         16.3x          15.5x          15.4x

           See accompanying notes to pro forma financial information.

                           TREDEGAR INDUSTRIES, INC.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

               (IN THOUSANDS EXCEPT PER-SHARE AMOUNTS AND RATIOS)

                                                                                               AS OF AND FOR THE YEAR
                                                        AS OF AND FOR THE YEAR ENDED                    ENDED
                                                             DECEMBER 31, 1997                    DECEMBER 31, 1996
                                                   --------------------------------------      -----------------------
                                                                        PRO FORMA                           PRO FORMA
                                                                -------------------------                   ----------
                                                                $58.00/SH.     $65.00/SH.                   $58.00/SH.
                                                                 PURCHASE       PURCHASE                     PURCHASE
                                                   HISTORICAL     PRICE          PRICE         HISTORICAL     PRICE
                                                   --------     ----------     ----------      --------     ----------
RESULTS OF OPERATIONS:
Net sales.......................................   $581,004      $581,004       $581,004       $523,551      $523,551
Other income (expense), net (b).................     17,015        13,909(a)      13,535(a)       4,248         1,646(a)
                                                   --------     ----------     ----------      --------     ----------
                                                    598,019       594,913        594,539        527,799       525,197
                                                   --------     ----------     ----------      --------     ----------
Cost of goods sold..............................    457,946       457,946        457,946        417,270       417,270
Selling, general and administrative
  expenses......................................     37,035        37,035         37,035         39,719        39,719
Research and development expenses...............     13,170        13,170         13,170         11,066        11,066
Interest expense................................      1,952         1,952          1,952          2,176         2,764(a)
Unusual items (b)...............................     (2,250)       (2,250)        (2,250)       (11,427)      (11,427)
                                                   --------     ----------     ----------      --------     ----------
                                                    507,853       507,853        507,853        458,804       459,392
                                                   --------     ----------     ----------      --------     ----------
Income before income taxes......................     90,166        87,060         86,686         68,995        65,805
Income taxes....................................     31,720        31,332(a)      31,286(a)      23,960        23,406(a)
                                                   --------     ----------     ----------      --------     ----------
Net income (b)..................................   $ 58,446      $ 55,728       $ 55,400       $ 45,035      $ 42,399
                                                   --------     ----------     ----------      --------     ----------
Basic earnings per share (b)....................   $   4.76      $   5.05       $   5.02       $   3.69      $   3.87
                                                   --------     ----------     ----------      --------     ----------
Diluted earnings per share (b)..................   $   4.43      $   4.67       $   4.62       $   3.44      $   3.50
                                                   --------     ----------     ----------      --------     ----------
Shares used to compute:
  Basic earnings per share......................     12,287        11,037(a)      11,037(a)      12,208        10,958(a)
  Diluted earnings per share....................     13,178        11,945(a)      11,982(a)      13,105        12,107(a)
Ratio of earnings to fixed charges (c)..........       25.5x         24.7x          24.6x          19.0x         15.9x

FINANCIAL POSITION:
Assets:
  Cash and cash equivalents.....................   $120,065      $ 47,340(d)    $ 38,590(d)    $101,261      $ 28,536(d)
  Other current assets..........................    103,065       103,065        103,065         93,161        93,161
  Property, plant and equipment, net............    100,598       100,598        100,598         90,429        90,429
  Other assets and deferred charges.............     67,134        67,134         67,134         36,094        36,094
  Goodwill and other intangibles................     20,075        20,075         20,075         20,132        20,132
                                                   --------     ----------     ----------      --------     ----------
    Total assets................................   $410,937      $338,212       $329,462       $341,077      $268,352
                                                   --------     ----------     ----------      --------     ----------
Liabilities and shareholders' equity:
  Total current liabilities.....................   $ 72,786      $ 72,786       $ 72,786       $ 61,301      $ 61,301
  Long-term debt................................     30,000        30,000         30,000         35,000        35,000
  Deferred income taxes.........................     22,108        22,108         22,108         16,994        16,994
  Other noncurrent liabilities..................     13,497        13,497         13,497         15,237        15,237
  Shareholders' equity..........................    272,546       199,821(d)     191,071(d)     212,545       139,820(d)
                                                   --------     ----------     ----------      --------     ----------
    Total liabilities and shareholders'
      equity....................................   $410,937      $338,212       $329,462       $341,077      $268,352
                                                   --------     ----------     ----------      --------     ----------
Ending common and dilutive common equivalent
  shares........................................     13,258        11,962         12,003         13,073        11,950
Book value per common and dilutive common
  equivalent share..............................   $  20.56      $  16.70       $  15.92       $  16.26      $  11.70
Working capital excluding cash and cash
  equivalents...................................   $ 30,279      $ 30,279       $ 30,279       $ 31,860      $ 31,860
Debt as a % of total capitalization.............        9.9%         13.1%          13.6%          14.1%         20.0%

                                                  $65.00/SH.
                                                   PURCHASE
                                                    PRICE
                                                  ----------
RESULTS OF OPERATIONS:
Net sales.......................................   $523,551
Other income (expense), net (b).................      1,555(a)
                                                  ----------
                                                    525,106
                                                  ----------
Cost of goods sold..............................    417,270
Selling, general and administrative
  expenses......................................     39,719
Research and development expenses...............     11,066
Interest expense................................      3,149(a)
Unusual items (b)...............................    (11,427)
                                                  ----------
                                                    459,777
                                                  ----------
Income before income taxes......................     65,329
Income taxes....................................     23,245(a)
                                                  ----------
Net income (b)..................................   $ 42,084
                                                  ----------
Basic earnings per share (b)....................   $   3.84
                                                  ----------
Diluted earnings per share (b)..................   $   3.47
                                                  ----------
Shares used to compute:
  Basic earnings per share......................     10,958(a)
  Diluted earnings per share....................     12,138(a)
Ratio of earnings to fixed charges (c)..........       14.6x
FINANCIAL POSITION:
Assets:
  Cash and cash equivalents.....................   $ 19,786(d)
  Other current assets..........................     93,161
  Property, plant and equipment, net............     90,429
  Other assets and deferred charges.............     36,094
  Goodwill and other intangibles................     20,132
                                                  ----------
    Total assets................................   $259,602
                                                  ----------
Liabilities and shareholders' equity:
  Total current liabilities.....................   $ 61,301
  Long-term debt................................     35,000
  Deferred income taxes.........................     16,994
  Other noncurrent liabilities..................     15,237
  Shareholders' equity..........................    131,070(d)
                                                  ----------
    Total liabilities and shareholders'
      equity....................................   $259,602
                                                  ----------
Ending common and dilutive common equivalent
  shares........................................     11,980
Book value per common and dilutive common
  equivalent share..............................   $  10.94
Working capital excluding cash and cash
  equivalents...................................   $ 31,860
Debt as a % of total capitalization.............       21.1%

           See accompanying notes to pro forma financial information.

                           TREDEGAR INDUSTRIES, INC.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

               (IN THOUSANDS EXCEPT PER-SHARE AMOUNTS AND RATIOS)

                                                                                               FOR THE NINE MONTHS ENDED
                                                                                                   SEPTEMBER 30, 1997
                                                                                         --------------------------------------
                                                                                                              PRO FORMA
                                                                                                      -------------------------
                                                                                                      $58.00/SH.     $65.00/SH.
                                                                                                       PURCHASE       PURCHASE
                                                                                         HISTORICAL     PRICE          PRICE
                                                                                         --------     ----------     ----------
RESULTS OF OPERATIONS:
Net sales.............................................................................   $433,372      $ 433,372      $ 433,372
Other income (expense), net (b).......................................................     11,701          9,396(a)       9,118(a)
                                                                                         --------     ----------     ----------
                                                                                          445,073        442,768        442,490
                                                                                         --------     ----------     ----------
Cost of goods sold....................................................................    343,658        343,658        343,658
Selling, general and administrative expenses..........................................     26,928         26,928         26,928
Research and development expenses.....................................................      9,667          9,667          9,667
Interest expense......................................................................      1,598          1,598          1,598
Unusual items (b).....................................................................     (2,250)        (2,250)        (2,250)
                                                                                         --------     ----------     ----------
                                                                                          379,601        379,601        379,601
                                                                                         --------     ----------     ----------
Income before income taxes............................................................     65,472         63,167         62,889
Income taxes..........................................................................     23,034         22,746(a)      22,712(a)
                                                                                         --------     ----------     ----------
Net income (b)........................................................................   $ 42,438      $  40,421      $  40,177
                                                                                         --------     ----------     ----------
Basic earnings per share (b)..........................................................   $   3.46      $    3.67      $    3.65
                                                                                         --------     ----------     ----------
Diluted earnings per share (b)........................................................   $   3.23      $    3.38      $    3.35
                                                                                         --------     ----------     ----------
Shares used to compute:
  Basic earnings per share............................................................     12,271         11,021(a)      11,021(a)
  Diluted earnings per share..........................................................     13,158         11,948(a)      11,984(a)
Ratio of earnings to fixed charges (c)................................................       24.2x          23.4x          23.3x

           See accompanying notes to pro forma financial information.

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

(A) PRO FORMA ADJUSTMENTS TO RESULTS OF OPERATIONS FOR THE OFFER.

     Pro forma adjustments to results of operations for interest income and interest expense were computed using the following pro forma average cash flows and interest rate assumptions:

                                                                            FOURTH QUARTER        TWELVE MONTHS        NINE
                                                                          ENDED DECEMBER 31     ENDED DECEMBER 31     MONTHS
                                                                          ------------------    ------------------     ENDED
                                                                           1997       1996       1997       1996      9/30/97
                                                                          -------    -------    -------    -------    -------
                                                                                            (IN THOUSANDS)
Assumed reduction in actual average interest-bearing cash and
  cash equivalent balances.............................................   $72,672    $72,675    $72,593    $62,586    $72,566
Assumed increase in average borrowings under revolving
  credit facility......................................................        --         --         --     10,043         --
                                                                          -------    -------    -------    -------    -------
Pro forma impact on average cash flows of the Offer at $58.00..........    72,672     72,675     72,593     72,629     72,566
Incremental impact on assumed average interest-bearing cash and cash
  equivalent balances for the Offer at $65.00..........................     8,750      8,750      8,750      2,188      8,750
Incremental impact on assumed average borrowings for the Offer at
  $65.00...............................................................        --         --         --      6,562         --
                                                                          -------    -------    -------    -------    -------
Pro forma impact on average cash
  flows of the Offer at $65.00.........................................   $81,422    $81,425    $81,343    $81,379    $81,316
                                                                          -------    -------    -------    -------    -------
Average interest rates used for pro forma adjustments:
     Interest income:
       Actual yield....................................................       4.3%       4.0%       4.2%       4.1%       4.2%
       Tax-equivalent yield............................................       5.8%       5.5%       5.7%       5.5%       5.7%
     Interest expense (based on the Company's spread under its
       revolving credit facility over one-month LIBOR for the
       period).........................................................        --         --         --        5.9%        --

     Pro forma average cash flows include a reduction for average dividends during each period. Pro forma income tax adjustments for interest income were recognized at an assumed combined effective state and federal income tax rate of approximately 12.5%, reflecting average tax-exempt interest of approximately 65% of total interest income. Pro forma income tax adjustments for interest expense were recognized at an assumed combined state and federal income tax rate of 39%.

     Pro forma basic earnings per share was computed by subtracting the 1,250,000 Shares pursuant to the Offer from the weighted average shares outstanding for the period. The pro forma adjustments to shares used to compute diluted earnings per share are shown below:

                                                                            FOURTH QUARTER        TWELVE MONTHS        NINE
                                                                          ENDED DECEMBER 31     ENDED DECEMBER 31     MONTHS
                                                                          ------------------    ------------------     ENDED
                                                                           1997       1996       1997       1996      9/30/97
                                                                          -------    -------    -------    -------    -------
                                                                                            (IN THOUSANDS)
Weighted average shares outstanding used to compute basic earnings per
  share................................................................    12,338     12,227     12,287     12,208     12,271
Shares issuable upon the assumed exercise of stock options.............       922        965        891        897        887
                                                                          -------    -------    -------    -------    -------
Shares used to compute diluted earnings per share......................    13,260     13,192     13,178     13,105     13,158
Pro forma adjustments:
  Assumed purchase of Shares in accordance with the Offer..............    (1,250)    (1,250)    (1,250)    (1,250)    (1,250)
  Incremental potentially dilutive stock
     options for the Offer at $58.00...................................       (59)       143         17        252         40
                                                                          -------    -------    -------    -------    -------
  Total pro forma adjustments for the Offer at $58.00..................    (1,309)    (1,107)    (1,233)      (998)    (1,210)
                                                                          -------    -------    -------    -------    -------
Shares used to compute pro forma diluted
  earnings per share for the Offer at $58.00...........................    11,951     12,085     11,945     12,107     11,948
Incremental potentially dilutive stock options
  for the Offer at $65.00..............................................        42         31         37         31         36
                                                                          -------    -------    -------    -------    -------
Shares used to compute pro forma diluted earnings per share for the
  Offer at $65.00......................................................    11,993     12,116     11,982     12,138     11,984
                                                                          -------    -------    -------    -------    -------

(B) UNUSUAL ITEMS AND TECHNOLOGY-RELATED INVESTMENT NET GAINS.

     Net income and diluted earnings per share, adjusted for unusual items and technology-related investment net gains affecting the comparability of operating results among periods and pro forma adjustments, are presented below:

                                                                            FOURTH QUARTER        TWELVE MONTHS        NINE
                                                                           ENDED DECEMBER 31    ENDED DECEMBER 31     MONTHS
                                                                           -----------------    ------------------     ENDED
                                                                            1997       1996      1997       1996      9/30/97
                                                                           -------    ------    -------    -------    -------
                                                                                (IN THOUSANDS EXCEPT PER-SHARE AMOUNTS)
Historical net income as reported.......................................   $16,008    $9,280    $58,446    $45,035    $42,438
After-tax effect of unusual items:
  Redemption of preferred stock received in connection
     with the divestiture of Molded Products............................        --        --     (1,440)        --     (1,440)
  Gain on sale of property in Fremont, CA...............................        --        --         --     (1,215)        --
  Write-off of specialized machinery and equipment due to excess
     capacity in certain industrial packaging films.....................        --        --         --        795         --
  Combined net gain on the Molded Products
     and Brudi divestitures.............................................        --        --         --     (8,059)        --
                                                                           -------    ------    -------    -------    -------
Historical net income as adjusted for unusual items.....................    16,008     9,280     57,006     36,556     40,998
After-tax effect of technology-related investment net gains.............    (2,695)       --     (8,882)    (1,369)    (6,187)
                                                                           -------    ------    -------    -------    -------
Historical net income as adjusted for unusual items and technology-
  related investment net gains..........................................    13,313     9,280     48,124     35,187     34,811
Pro forma adjustments for the Offer at $58.00...........................      (701)     (657)    (2,718)    (2,636)    (2,017)
                                                                           -------    ------    -------    -------    -------
Pro forma net income as adjusted for unusual items, technology-related
  investment net gains and the Offer at $58.00..........................    12,612     8,623     45,406     32,551     32,794
Incremental after-tax impact of the Offer at $65.00.....................       (84)      (80)      (328)      (315)      (244)
                                                                           -------    ------    -------    -------    -------
Pro forma net income as adjusted for unusual items, technology-related
  investment net gains and the Offer at $65.00..........................   $12,528    $8,543    $45,078    $32,236    $32,550
                                                                           -------    ------    -------    -------    -------
Diluted earnings per share:
  As reported...........................................................   $  1.20    $  .70    $  4.43    $  3.44    $  3.23
  As adjusted for unusual items and technology-related investment net
     gains..............................................................      1.00       .70       3.65       2.69       2.65
  As adjusted for unusual items, technology-related investment net gains and the Offer at:
     $58.00.............................................................      1.06       .71       3.80       2.69       2.74
     $65.00.............................................................      1.04       .71       3.76       2.66       2.72

     Technology-related investment net gains (pre-tax) are included in "Other income (expense), net" in the results of operations.

(C) RATIO OF EARNINGS TO FIXED CHARGES.

     The ratio of earnings to fixed charges has been affected by unusual items and technology-related investment net gains (see note (b)). The pro forma ratios of earnings to fixed charges at the maximum Offer price of $65.00, as adjusted for the pretax effects of unusual items and technology-related investment net gains, are 24.1, 15.4, 20.2, 11.7 and 19.0 for the three months ended December 31, 1997 and 1996, the years ended December 31, 1997 and 1996, and the nine months ended September 30, 1997, respectively.

(D) PRO FORMA ADJUSTMENTS TO FINANCIAL POSITION FOR THE OFFER.

     Pro forma adjustments to shareholders' equity for the Offer at December 31, 1997 and 1996, are as follows:

                                                                    $58.00/SH.     $65.00/SH.
                                                                     PURCHASE       PURCHASE
                                                                      PRICE          PRICE
                                                                    ----------     ----------
                                                                         (IN THOUSANDS)
1,250,000 Shares assumed purchased...............................    $ 72,500       $ 81,250
Estimated transaction costs......................................         225            225
                                                                    ----------     ----------
Assumed total cost of Offer......................................    $ 72,725       $ 81,475
                                                                    ----------     ----------

     The Offer was assumed funded on a pro forma basis with available cash and cash equivalents. The Company's loan agreements contain restrictions, among others, on the minimum shareholders' equity required and the maximum debt-to-total capitalization ratio permitted (60%). The pro forma effects of the Offer on these restrictions are summarized below:

                                                                                 DECEMBER 31, 1997
                                                                       --------------------------------------
                                                                                            PRO FORMA
                                                                                    -------------------------
                                                                                    $58.00/SH.     $65.00/SH.
                                                                                     PURCHASE       PURCHASE
                                                                       HISTORICAL     PRICE          PRICE
                                                                       --------     ----------     ----------
                                                                                   (IN THOUSANDS)
Shareholders' equity in excess of minimum required..................   $128,045      $  55,320      $  46,570
Borrowings permitted under revolving credit facility ($275 million committed with no amounts borrowed) at 60% debt-to-total
  capitalization limitation.........................................    275,000        269,732        256,607

ADDITIONAL INFORMATION

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an internet web site at http://www.sec.gov containing reports, proxy statements and other information regarding companies that file reports electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

     11. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of January 13, 1998, the Company had issued and outstanding 12,388,495 Shares and had reserved for issuance upon exercise of outstanding stock options 1,259,215 Shares. The 1,250,000 Shares that the Company is offering to purchase represent approximately 10.1% of the Shares then outstanding. As of January 13, 1998, the Company's directors and executive officers as a group (14 persons) beneficially owned an aggregate of 3,114,794 Shares representing approximately 23.9% of the outstanding Shares, assuming the exercise by such persons of their currently exercisable options. As of January 13, 1998, Floyd D. Gottwald, Jr. (a director of the Company), Bruce C. Gottwald and John D. Gottwald (President, Chief Executive Officer and a director of the Company), together with members of their immediate families, including William M. Gottwald (a director of the Company), (the "Gottwalds"), as a group beneficially owned an aggregate of 4,098,091 Shares representing approximately 32.6% of the outstanding Shares, assuming the exercise by such persons of their currently exercisable options. Floyd D. Gottwald, Jr., John D. Gottwald and William M. Gottwald hold in the aggregate 2,356,715 Shares representing approximately 18.7% of the outstanding Shares (assuming the exercise by such persons of their currently exercisable options), which Shares are included in both the number of Shares owned by the Gottwalds as a group and the directors and executive officers as a group. Each of the Company's executive officers and directors has advised the Company that he does not intend to tender any Shares pursuant to the Offer. If the Company purchases 1,250,000 Shares pursuant to the

Offer, then after the purchase of Shares pursuant to the Offer, the Company's executive officers and directors as a group would own beneficially approximately 26.5% and the Gottwalds as a group would own beneficially approximately 36.2% of the outstanding Shares immediately after the Offer, assuming the exercise by such persons of their currently exercisable options.

     Except as set forth in Schedule A, neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

     Except for outstanding options to purchase Shares granted from time to time over recent years to certain employees (including executive officers) of the Company pursuant to the Company's stock option plans and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

     Pursuant to the Rights Agreement, two-thirds of one Right is attendant to each share of the Company's Common Stock. Rights also are issued with shares issued after the initial dividend distribution and before the occurrence of certain specified events as set forth in the Rights Agreement. This summary is qualified in its entirety by the Rights Agreement which the Company has filed with the Commission.

     Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Participating Cumulative Preferred Stock, Series A (the "Preferred Stock") at an exercise price of $50.00, subject to adjustment (the "Exercise Price"). Each one one-hundredth of a share of Preferred Stock is structured to be the equivalent of one share of the Company's common stock.

     The Rights presently are attached to certificates representing shares of the Company's common stock, and no separate certificates evidencing the Rights (the "Rights Certificates") have been distributed. The Rights will separate from the shares of the Company's common stock and a distribution of the Rights Certificates will occur (the "Rights Distribution Date") upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares (the "Stock Acquisition Date"), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. Until the Rights Distribution Date, the Rights will be evidenced by the certificates representing shares of the Company's common stock and are transferred with and only with such certificates.

     While each Right initially provides for the acquisition of one one-hundredth of a share of Preferred Stock at the Exercise Price, the Rights Agreement provides that if (i) an Acquiring Person purchases 30% or more of the outstanding shares, (ii) at any time following the Rights Distribution Date the Company is the surviving corporation in a merger with an Acquiring Person and its common stock is not changed or exchanged, or (iii) an Acquiring Person effects a statutory share exchange with the Company after which the Company is not a subsidiary of any Acquiring Person, proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon exercise and payment of the Exercise Price, Preferred Stock or shares of the Company's common stock at the option of the Company (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to twice the amount of the Exercise Price.

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination in which the Company is not the surviving corporation (other than a merger described in the preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right shall thereafter have the right to receive, upon exercise and payment of the Exercise Price, common stock of the acquiring company having a value equal to twice the Exercise Price. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events".

     Rights, or any shares of the Company's common stock to which such Rights are then attached, may not be transferred (i) to any person who is or who upon completion of the transfer would be, an Acquiring Person, or (ii) to any affiliate or associate of any such Person. Any Right that is the subject of such an attempted transfer shall be deemed to be held beneficially by the person who attempted to make such attempted transfer and shall continue to be exercisable by such person. Further, to the extent permitted by law, no Rights may be exercised by an Acquiring Person.

     At any time until ten days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

     12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT. The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, the Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from the NYSE.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

     13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS. The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offering pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 7.

     14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     GENERAL. The federal income tax discussion set forth below summarizes the principal federal income tax consequences to domestic shareholders of sales of Shares pursuant to the Offer and is included for general information only. The discussion does not address all aspects of federal income taxation that may be relevant to a particular shareholder or any relevant foreign, state, local or other tax laws. Certain shareholders (including insurance companies, tax-exempt entities, foreign persons, financial institutions, broker dealers, employee benefit plans, personal holding companies, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or other than as a capital asset, and persons who acquired their Shares upon the exercise of employee stock options or as compensation) may be subject to special rules not discussed below. Foreign shareholders should see Section 3 for a discussion of the applicable United States withholding tax rules. This discussion is based on laws, regulations, rulings and court decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The Company has neither requested nor obtained a written opinion of counsel or a ruling from the Service with respect to the tax matters discussed below. EACH SHAREHOLDER IS URGED TO CONSULT AND RELY ON THE SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE SHAREHOLDER OF SELLING SHARES PURSUANT TO THE OFFER, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

     A sale of Shares pursuant to the Offer will constitute a "redemption" under the Internal Revenue Code (the "Code"), and will be a taxable transaction for federal income tax purposes. If the redemption qualifies as a sale of Shares by a shareholder under Section 302 of the Code, the shareholder will recognize gain or loss equal to the difference between (i) the cash received pursuant to the Offer and (ii) the shareholder's tax basis in the Shares surrendered pursuant to the Offer. If the redemption does not qualify as a sale of Shares under Section 302, the shareholder will not be treated as having sold Shares but will be treated as having received a dividend taxable as ordinary income in an amount equal to the cash received pursuant to the Offer. As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the shareholder's Shares (including any Shares constructively owned by the shareholder) that are purchased. A shareholder desiring to obtain sale treatment therefore may want to make a conditional tender, as described in Section 6, to make sure that a minimum number of his Shares (if any) is purchased.

     SALE TREATMENT. Under Section 302 of the Code, a redemption of Shares pursuant to the Offer will be treated as a sale of such Shares for federal income tax purposes if such redemption (i) results in a "complete redemption" of all of the shareholder's stock in the Company, (ii) is "substantially disproportionate" with respect to the shareholder, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder. In determining whether any of these three tests under Section 302 is satisfied, a shareholder must take into account not only Shares that the shareholder actually owns, but also any Shares that the shareholder is treated as owning pursuant to the constructive ownership rules of Section 318 of the Code. Under these rules, a shareholder generally is treated as owning (i) Shares owned by the shareholder's spouse, children, grandchildren, and parents, (ii) Shares owned by certain trusts of which the shareholder is a beneficiary, in proportion to the shareholder's interest , (iii) Shares owned by any estate of which the shareholder is a beneficiary, in proportion to the shareholder's interest, (iv) Shares owned by any partnership or "S corporation" in which the shareholder is a partner or shareholder, in proportion to the shareholder's interest, (v) Shares owned by any non-S corporation of which the shareholder owns at least 50% in value of the stock, in proportion to the shareholder's interest, and (vi) Shares that the shareholder has an option or similar right to acquire. A shareholder that is a partnership or S corporation, estate, trust, or non-S corporation is treated as owning stock owned (as the case may be) by partners or S corporation shareholders, by estate beneficiaries, by certain trust beneficiaries, and by 50% shareholders of a non-S corporation. Stock constructively owned by a person generally is treated as being owned by that person for the purpose of attributing ownership to another person.

     A redemption of Shares from a shareholder pursuant to the Offer will result in a "complete redemption" of all the shareholder's stock in the Company if, either (i) the Company purchases all of the Shares actually and constructively owned by the shareholder, or (ii) the shareholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the shareholder qualifies to and does waive (pursuant to Section 302(c)(2) of the Code) constructive ownership of Shares owned by family members. Any shareholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of
Section 302(c)(2).

     A redemption of Shares from a shareholder pursuant to the Offer will be "substantially disproportionate" with respect to the shareholder if the percentage of Shares actually and constructively owned by the shareholder compared to all Shares outstanding immediately after all redemptions of Shares pursuant to the Offer is less than 80% of the percentage of Shares actually and constructively owned by the shareholder compared to all Shares outstanding immediately before such redemptions. If exactly 1,250,000 Shares are redeemed pursuant to the Offer, the number of Shares outstanding after consummation of the Offer will be approximately 89.9% of the number of Shares currently outstanding. Consequently, in that case a shareholder must dispose of more than 28.08% (I.E., 1 minus 80% of 89.9%) of the number of Shares the shareholder actually and constructively owns in order possibly to qualify for a substantially disproportionate redemption. If the Company were to exercise its right to purchase an additional 2% of the outstanding Shares, a shareholder would have to dispose of more than 29.68% (I.E., 1 minus 80% of 87.9%) of the number of Shares the shareholder actually and constructively owns in order possibly to qualify for a substantially disproportionate redemption.

     A redemption of Shares from a shareholder pursuant to the Offer will be "not essentially equivalent to a dividend" if pursuant to the Offer, the shareholder experiences a "meaningful reduction" in his proportionate interest in the Company, including voting rights, participation in earnings, and liquidation rights, arising from the actual and constructive ownership of Shares. The Service has indicated in a published ruling that a very small reduction (3.3%) in the proportionate interest of a small minority (substantially less than 1%) shareholder who does not exercise any control over corporate affairs generally constitutes a "meaningful reduction" in the shareholder's interest in the company. The fact that a redemption fails to qualify as a sale pursuant to the other two tests is not taken into account in determining whether the redemption is "not essentially equivalent to a dividend." If exactly 1,250,000 Shares are redeemed pursuant to the Offer, the number of Shares outstanding will be reduced by approximately 10.1%. Consequently, in that case a shareholder must dispose of more than 10.1% of the number of Shares the shareholder actually and constructively owns in order to have any reduction in the shareholder's proportionate stock interest in the Company. If the Company were to exercise its right to purchase an additional 2% of the outstanding Shares, a shareholder would have to dispose of more than 12.1% of the number of Shares the shareholder actually and constructively owns in order to have any reduction in the shareholder's proportionate interest.

     Shareholders should be aware that their ability to satisfy any of the foregoing tests also may be affected by proration pursuant to the Offer. THEREFORE, UNLESS A SHAREHOLDER MAKES A CONDITIONAL TENDER (SEE SECTION 6), THE SHAREHOLDER (OTHER THAN AN ODD LOT HOLDER WHO TENDERS ALL OF HIS SHARES AT OR BELOW THE PURCHASE PRICE) CAN BE GIVEN NO ASSURANCE, EVEN IF HE TENDERS ALL OF HIS SHARES, THAT THE COMPANY WILL PURCHASE A SUFFICIENT NUMBER OF SUCH SHARES TO PERMIT HIM TO SATISFY ANY OF THE FOREGOING TESTS. Shareholders also should be aware that an acquisition or disposition of Shares in the market or otherwise as part of a plan that includes the shareholder's tender of Shares pursuant to the Offer might be taken into account in determining whether any of the foregoing tests is satisfied. Shareholders are urged to consult their own tax advisors with regard to whether acquisitions from or sales to third parties, including market sales, and a tender may be so integrated.

     If any of the foregoing three tests is satisfied, the shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the shareholder's tax basis in the Shares sold. For shareholders who are individuals, estates or trusts, capital gains generally are subject to a maximum federal income tax rate of (i) 39.6% if, at the time the Company accepts the Shares for payment, the shareholder held the Shares for not more than one year, (ii) 28% if the shareholder held such Shares for more than one year but not more than 18 months at such time and (iii) 20% if the shareholder held such Shares for more than 18 months at such time. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income.

     DIVIDEND TREATMENT. If none of the foregoing three tests under Section 302 of the Code is satisfied, the shareholder generally will be treated as having received a dividend taxable as ordinary income in an amount equal to the amount of cash received by the shareholder pursuant to the Offer, to the extent the Company has sufficient accumulated or current earnings and profits. The Company expects that its current and accumulated earnings and profits will be sufficient to cover the amount of any payments pursuant to the Offer that are treated as dividends.

     Dividend income of individuals, estates and trusts generally is subject to federal income tax at a maximum rate of 39.6%. Dividend income of corporations, subject to the provisions discussed below, generally is subject to federal income tax at a maximum rate of 35%. To the extent that the purchase of Shares from any shareholder pursuant to the Offer is treated as a dividend, the shareholder's tax basis in any Shares that the shareholder actually or constructively owns after consummation of the Offer should be increased by the shareholder's tax basis in the Shares surrendered pursuant to the Offer.

     TREATMENT OF DIVIDEND INCOME FOR CORPORATE SHAREHOLDERS. In the case of a corporate shareholder, if the cash received for Shares pursuant to the Offer is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction under Section 243 of the Code. The dividends-received deduction is subject to certain recently amended limitations; for example, the deduction may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to its tendered Shares or if the Shares are "debt-financed portfolio stock." If a dividends-received deduction is available, the dividend (having arisen in a non-PRO RATA redemption) also will be treated as an "extraordinary dividend" under Section 1059 of the Code. In that case, the corporate shareholder's tax basis in its remaining Shares (for purposes of determining gain or loss on a future disposition) generally will be reduced (but not below zero) by the amount of any "extraordinary dividend" not taxed because of the dividends-received deduction. Any amount of the "extraordinary dividend" not taxed because of the dividends-received deduction in excess of the corporate shareholder's tax basis for the remaining Shares generally will be currently taxable as gain from the sale of Shares. If a redemption of Shares from a corporate shareholder pursuant to the Offer is treated as a dividend as a result of the shareholder's constructive ownership of other Shares that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends-received deduction will reduce the shareholder's basis only in its Shares sold pursuant to the Offer, and any excess of such non-taxed portion over such basis will be currently taxable as gain from the sale of Shares. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of Section 1059 of the Code.

     SEE SECTION 3 WITH RESPECT TO THE APPLICATION OF BACKUP FEDERAL INCOME TAX WITHHOLDING.

     15. EXTENSION OF OFFER; TERMINATION; AMENDMENT. The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in
Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the number of Shares being sought in the Offer or the Dealer Manager's soliciting fees and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

     16. FEES AND EXPENSES. The Company has retained Schroder & Co. Inc. ("Schroders") to act as the Dealer Manager in connection with the Offer. Schroders will receive a fee for their services as Dealer Manager of $0.10 for each Share purchased by the Company pursuant to the Offer, with a minimum aggregate fee of $75,000. The Company also has agreed to reimburse Schroders for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify Schroders against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. Schroders has rendered various investment banking and other advisory services to the Company in the past, for which they have received customary compensation, and can be expected to render similar services to the Company in the future.

     The Company has retained Georgeson & Company Inc. to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

     17. MISCELLANEOUS. The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                                                       TREDEGAR INDUSTRIES, INC.

JANUARY 16, 1998

                                                                      SCHEDULE A

                     CERTAIN TRANSACTIONS INVOLVING SHARES

                        EXECUTIVE OFFICERS AND DIRECTORS

     During the 40 business days prior to January 16, 1998 the transactions effected in the Shares by the Company's executive officers and directors included the purchases of Shares by certain executive officers and directors through the Savings Plan and the Dividend Reinvestment Plan as follows:

     (a) Savings Plan transactions during November 1997 and allocated at the end of December 1997:

        PERSONS WHO
          EFFECTED              NUMBER OF      AVERAGE
        TRANSACTION              SHARES       BUY PRICE
----------------------------    ---------     ---------
Michael W. Giancaspro               32         $ 65.86
Douglas R. Monk                     10           65.86
Anthony J. Rinaldi                  20           65.86
Frederick P. Woods                  21           65.86

     (b) Dividend Reinvestment Plan transactions during January 1998:

         PERSON WHO
          EFFECTED              NUMBER OF      AVERAGE
        TRANSACTION              SHARES       BUY PRICE
----------------------------    ---------     ---------
Floyd D. Gottwald, Jr.              71         $64.875
Anthony J. Rinaldi                  13          64.875

     The only other transactions effected in the Shares by the Company's executive officers and directors during such 40 business day period was (i) the surrender of 712 Shares (valued at $66.50 per Share) by Frederick P. Woods on November 20, 1997, as payment against the exercise price of options for 11,250 Shares, and (ii) the disposition by gift of 20 Shares by John D. Gottwald on December 9, 1997.

     Manually signed photocopies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or nominee to the Depositary at its address set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

BY MAIL:                                BY FACSIMILE TRANSMISSION:     BY HAND/OVERNIGHT DELIVERY:
American Stock Transfer & Trust Co.     (Eligible Institutions         American Stock Transfer & Trust Co.
40 Wall Street, 46th Floor              Only)                          40 Wall Street, 46th Floor
New York, NY 10005                      (718) 234-5001                 New York, NY 10005
(Attention: Reorganization                                             (Attention: Reorganization
Department)                             CONFIRM BY TELEPHONE:          Department)
                                        (718) 921-8200
                                        FOR INFORMATION CALL:
                                        (718) 921-8200

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location listed below. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                        [LOGO] GEORGESON & COMPANY INC.

                           Wall Street Plaza
                        New York, New York 10005

                     Banks and Brokers Call Collect
                             (212) 440-9800

                       ALL OTHERS CALL TOLL FREE
                             (800) 223-2064

                  THE DEALER MANAGER FOR THE OFFER IS:

                          SCHRODER & CO. INC.
                          The Equitable Center
                           787 Seventh Avenue
                     New York, New York 10019-6016
                     (212) 492-6000 (Call Collect)

January 16, 1998